Exhibit 99.1

Paramount Expands Board with Appointment of Paula Sutter as an

Additional Independent Director

NEW YORK – July 26, 2022 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) announced today that it has appointed Paula Sutter to its Board of Directors (the “Board”) as an independent director, effective immediately. With the addition of Ms. Sutter, Paramount’s Board now comprises ten members, nine of whom are independent.

“Paula is a highly experienced business executive who brings added depth and perspective to our Board of Directors,” said Albert Behler, Chairman, Chief Executive Officer and President of Paramount Group. “Her appointment is also in keeping with our commitment to increase the number of women on the Board. Paula will be a valuable addition to the Board and we look forward to working with her to continue to identify ways to maximize shareholder value.”

Since 2014, Ms. Sutter, age 55, has been the Chief Executive Officer of Paula Sutter LLC, a consumer brand consultancy, which she founded in October 2014. From October 2014 to December 2017, Ms. Sutter served as the Chief Executive Officer of TSG Fashion Group at TSG Consumer Partners, LLC, a private equity firm. From 1999 to October 2013, Ms. Sutter served as the President of Diane von Furstenberg Studio, L.P., a fashion company. From January 1993 to December 1998, Ms. Sutter served as a Vice President of The Donna Karan Company, LLC, a fashion company. Ms. Sutter also serves as a member of the board of directors of ThredUp Inc. (NASDAQ: TDUP) since 2014, and Inflection Point Acquisition Corp. (NASDAQ: IPAX), where she has been Executive Chairwoman since 2021, as well as a number of privately held companies. Ms. Sutter holds a Liberal Arts degree in Literature from Villanova University.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Chief Operating Officer, Chief Financial Officer and Treasurer 212-237-3122 ir@pgre.com	Tom Hennessy Vice President, Investor Relations and Business Development 212-237-3138 ir@pgre.com

Media:

212-492-2285

pr@pgre.com